UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14c of the Securities Exchange Act of 1934

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☐ Preliminary Information Statement
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☒ Definitive Information Statement

Tropicana Las Vegas Hotel and Casino, Inc.
(Name of Registrant as Specified In Its Charter)

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TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

INFORMATION STATEMENT

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C Thereunder

We are not asking you for a proxy and you are requested not to send us a proxy.

INTRODUCTION

This notice and information statement (the “Information Statement”) is being mailed on or about October 12, 2012 to our stockholders of record as of September 24, 2012 pursuant to Section 14C of the Exchange Act of 1934, as amended, to inform our stockholders that the holders of a majority of our outstanding shares of Common Stock executed a written consent dated October 12, 2012 (the “Consent”) approving an amendment (the “Amendment”) to our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), increasing the number of shares of all classes of stock that the Corporation is authorized to issue from 21,828,510 shares to 35,049,202 shares consisting of the following by class:

●	Class A Common Stock authorized shares from 15,000,000 shares to 16,500,000 shares;
●	Class B Common Stock authorized shares from 5,182,808 shares to 16,500,000 shares; and
●	Class A Preferred Stock authorized shares from 1,645,702 shares to 2,049,202 shares.

This notice and the information statement attached hereto shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”).

Our Board of Directors has approved the Amendment and holders of a majority of our issued and outstanding voting stock have signed the Consent.  Accordingly, your approval is not required and is not being sought. The Amendment will be effective when the Certificate of Amendment is filed with the Secretary of State of Delaware, which is expected to occur on or after November 1, 2012.

The solicitation relating to the Consent was made by us and the expenses of such solicitation were borne by us.  As of September 24, 2012, we had 12,101,824 shares of Class A Common Stock issued and outstanding, including shares of Class A Common Stock that would be issuable upon full conversion of shares of Class A Preferred Stock.  Each stockholder of record was entitled to one vote for (i) each share of Class A Common held on the record date and (ii) for each share of Class A Common into which such holder’s shares of our Class A Preferred held on the record date would convert.  For the purposes of the Consent, holders of record of our Class A Common and our Class A Preferred vote as one class. The majority of our outstanding voting stock was required to approve the Amendment.

Please read this notice carefully.  It describes, among other things, certain information concerning the Amendment.  The form of the Amendment is attached to this Information Statement as Exhibit A.

Our principal executive office is located at 3801 Las Vegas Boulevard South, Las Vegas 89109.

The Information Statement is available at
www.troplv.com under Investor Relations.

This is Not a Notice of a Meeting of Stockholders and No Stockholders’ Meeting Will Be Held to Consider Any
Matter Described Herein

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Information Statement
Pursuant to Section 14 of the Securities Exchange Act of 1934
And Regulation 14C and Schedule 14C Thereunder

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to the Consent to amend our Certificate of Incorporation to increase the number of shares of all classes of stock that the Corporation is authorized to issue from 21,828,510 shares to 35,049,202 shares consisting of the following by class and to be effective as of the filing of the amendment to our Certificate of Incorporation with the Delaware Secretary of State:

●	Class A Common Stock authorized shares from 15,000,000 shares to 16,500,000 shares;
●	Class B Common Stock authorized shares from 5,182,808 shares to 16,500,000 shares; and
●	Class A Preferred Stock authorized shares from 1,645,702 shares to 2,049,202 shares.

Stockholders of record as of September 24, 2012, the date the holders of a majority of our issued and outstanding voting stock sufficient to amend our Certificate of Incorporation signed the Consent, are entitled to Notice of the foregoing.

We have asked our transfer agent, brokers and other custodians and fiduciaries to forward this Information Statement to the beneficial owners of the Class A Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written Notice to stockholders pursuant to Section 228(e) of the DGCL.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

Alex Yemenidjian
Chairman of the Board, President
and Chief Executive Officer

October 12, 2012

THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

BACKGROUND AND REASON FOR THE AMENDMENT

On September 28, 2012, Tropicana Las Vegas Hotel and Casino, Inc., initiated a $40.0 million rights offering of a new series of preferred stock, the Class A Series 4 Convertible Participating Preferred Stock (the “Series 4 Preferred”), par value $0.01 per share, to raise additional capital to use for general corporate purposes, including funding of the ongoing capital improvements at the Company’s hotel and casino.  The Rights Offering is being conducted in accordance with the terms of the Company’s Stockholders’ Agreement dated July 1, 2009.

The Rights Offering is open to all of the Company’s stockholders of record as of September 24, 2012.  The Company is offering 400,000 shares of Series 4 Preferred for sale in the Rights Offering at a purchase price per share of $100.  Each stockholder of the Company has the right to subscribe to its pro rata portion of the Rights Offering as well as to make an oversubscription election to purchase additional shares in the Rights Offering to the extent other stockholders do not subscribe for their full pro rata portions (additional purchases to be made on a pro rata basis among the stockholders making oversubscription elections).  The Company will issue an additional 80,000 shares of its Class A Common Stock, par value $0.01 per share, representing 2% of the number of shares of Class A Common Stock into which the shares of Series 4 Preferred being sold in the Rights Offering are initially convertible, to the stockholders making oversubscription elections in the Rights Offering (such shares of Class A Common Stock to be allocated among such oversubscribing stockholders on a pro rata basis according to the number of shares of Series 4 Preferred actually purchased as a result of their oversubscription elections). The Series 4 Preferred will have the initial conversion price of $10.00 per share (i.e., each share of Series 4 Stock will be initially convertible into 10 shares of Class A Common Stock ($100/$10)).  As a result, the 400,000 shares of Series 4 Preferred to be sold in the Rights Offering will be initially convertible into 4,000,000 shares of Class A Common Stock.

As a result of the Rights Offering, and because it will provide us with additional authorized but un-issued shares which could be utilized in future capital raising transactions or to otherwise carry out our business objectives, our Board of Directors has determined that it is in our best interests to increase the number of shares of all classes of stock that the Corporation is authorized to issue from 21,828,510 shares to 35,049,202 shares including increasing Class A Common Stock authorized shares from 15,000,000 shares to 16,500,000 shares; increasing Class B Common Stock authorized shares from 5,182,808 shares to 16,500,000 shares; and increasing Class A Preferred Stock authorized shares from 1,645,702 shares to 2,049,202 shares.

The form of Amendment is set forth in Exhibit A.  As of September 24, 2012, we had 12,101,824 shares of Class A Common Stock outstanding including shares of Class A Common Stock that would be issuable upon full conversion of shares of Class A Preferred Stock.  The increase in the authorized shares of Class A Common Stock and Class B Common Stock will not reduce or otherwise affect our outstanding shares or the shares reserved for issuance on exercise of outstanding preferred stock or warrants.

Our Board of Directors will have the authority to issue our authorized but un-issued and unreserved shares of all classes of stock without further stockholder approval, subject to compliance with the rules of any stock exchange on which our shares of Common Stock may be listed at the time and other requirements of law.

As of September 24, 2012, the number of record holders our Class A Common Stock and Class A Preferred Stock was 60.  There have been no cash dividends declared on our Class A Common Stock or Class A Preferred Stock since we issued each stock series. We do not intend to pay cash dividends for the foreseeable future. Our current credit agreement prohibits us from declaring dividends as long as there is outstanding debt.

The Amendment will become effective on the date that a Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, which is expected to occur on or after November 1, 2012.

The Consent provides the necessary corporate authorization under Delaware law to enable the filing and effectiveness of such an amendment.  After the filing of the Amendment, our Certificate of Incorporation will provide for approximately 13,220,692 additional shares of our stock to be available for other corporate purposes in addition to the shares currently outstanding and reserved for issuance.  We have no present intention to issue such additional shares at this time other than pursuant to the current Rights Offering.

NO APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights under the DGCL with respect to the Amendment.

This Information Statement does not constitute an offer of any of our securities for sale.

This notice and information statement (the “Information Statement”) is being provided to our stockholders on or about October 12, 2012.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A Common as of September 24, 2012 with regard to the following criteria (i) each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and named executive officers as a group.  Under Commission rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is c/o Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

The calculations of beneficial ownership and voting rights in this table are based on 4,586,151 shares of our Class A Common, 750,000 shares of our Class A Convertible Participating Preferred Stock (“A1 Preferred”), convertible into 3,000,000 shares of Class A Common (assuming an exchange ratio of 4:1),  and 545,585 shares of our Class A Series 2 Convertible Participating Preferred Stock (“A2 Preferred”), convertible into 2,182,340 shares of Class A Common (assuming an exchange ratio of 4:1),  and 350,000 shares of our Class A Series 3 Convertible Participating Preferred Stock (“A3 Preferred”), convertible into 2,333,328 of Class A Common (assuming an exchange ratio of 6.67:1), outstanding as of September 24, 2012.

Names of Beneficial Owner	Beneficial Ownership of Class A Common
	Shares		Percent
Principal Stockholders:
All stockholders party to the Stockholders’ Agreement(1)	12,101,824		100.0%
Tropicana Entertainment, LLC(2)	664,122		5.5%

Directors and Executive Officers:
Alex Yemenidjian(3)	12,101,824		100.0%
Timothy Duncanson(3)	12,101,824		100.0%
Judy Mencher(4)	4,000	*	**
John Redmond(4)	4,000	*	**
Michael Ribero(4)	4,000	*	**
Joanne Beckett	0		—
Marie Ramsey	0		—
All Directors and Executive Officers as a Group (7 persons):	12,101,824		100.0%

*	Restricted stock with vesting schedules.
**	Represents holding percentage of less than 1%.
_______________________________________________

Notes
(1)
All of our stockholders are a party to the Stockholders’ Agreement, which contains certain agreements as to voting.  As a result, all of our stockholders may be deemed to be a group for the purposes of Section 13 of the Securities and Exchange Act of 1934, as amended, with each of such stockholders being deemed to have beneficial ownership of all of the shares owned by the group. However, except as otherwise noted, each of our stockholders disclaims beneficial ownership of shares of our capital stock not held directly by such stockholder. The table below shows the direct ownership (excluding the deemed beneficial ownership of shares held by other members of the group as a result of the Stockholders’ Agreement) of all of our stockholders of shares of our Class A Common assuming full conversion of all shares of A1 Preferred and A2 Preferred into Class A Common at an exchange ratio of 4:1 and A3 Preferred into Class A Common at an exchange ratio or 6.67:1. The exchange ratio may increase to the extent dividends on the A1 Preferred, A2 Preferred or A3 Preferred accrue and are unpaid.

We currently have no stock options or other rights outstanding that would give any of our stockholders the right to acquire voting or investment power over additional shares of our capital stock, other than the rights of holders of our A1 Preferred, A2 Preferred and A3 Preferred to convert their shares of Class A Preferred into shares of Class A Common or our Class B Common and the warrants described below in Note 2. Class B Common, of which there are currently no outstanding shares, is identical in every respect to Class A Common except that Class B Common has no voting rights. Shares of Class A Common may be converted at any time for an equal number of shares of Class B Common, and vice versa. However, a holder of our shares of A1 Preferred, A2 Preferred, A3 Preferred or Class B Common may only convert such shares into Class A Common if such holder has received all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities.

(2)
Pursuant to the Tropicana Entertainment Warrant, Tropicana Entertainment has the right to acquire up to 664,122 shares of Class B Common at any time on or prior to the earlier of (i) 5:00 pm, New York City time, on July 1, 2013, or (ii) a date on which we sell, lease, transfer or otherwise dispose of substantially all of our property, assets or business, another person or entity acquires all or substantially all of our shares of common stock or we consolidate with or merge with or into another person or entity or enter into a business combination with another person. Subject to receiving all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities, Tropicana Entertainment would thereafter be entitled to convert such shares of Class B Common into shares of Class A Common at any time. In addition, in order to exercise the Tropicana Entertainment Warrant, Tropicana Entertainment is required to become a party to the Stockholders’ Agreement. The address for Tropicana Entertainment is 3930 Howard Hughes Parkway, Fourth Floor, Las Vegas, NV 89169.

(3)
Includes the 3,043,419 shares of Class A Common and 1,334,853 shares of Class A Preferred based upon conversion beneficially owned by Trilliant Gaming (see Note 1 above). The remaining shares of Class A Common Stock indicated as being beneficially owned by Messrs. Yemenidjian and Duncanson are shares of Class A Common Stock and shares of Class A Common Stock issuable upon the conversion of shares of Class A Convertible Participating Preferred Stock held by other parties to the Stockholders’ Agreement (see Note 1 below), which shares Messrs. Yemenidjian and Duncanson disclaim beneficial ownership of.

(4)
Each of Ms. Judy  Mencher, Mr. John Redmond and Mr. Michael  Ribero was elected pursuant to the terms of the Stockholders’ Agreement, with Mr. Redmond and Mr. Ribero being an independent director designated by OCP I LP, Onex Corporation and their affiliates, or the Onex Stockholders, and Ms. Mencher being an independent director appointed by our minority stockholders, defined as stockholders (other than Onex Corporation) with beneficial ownership of more than 5% of the outstanding shares of our capital stock.  Both Ms. Mencher and Mr. Redmond meet the qualifications of an independent director under the rules promulgated by the New York Stock Exchange.  Mr. Ribero is considered a deemed independent director. Ms. Mencher, Mr. Redmond and Mr. Ribero holds a small interest of Class A Common directly, however, each disclaims beneficial ownership of any shares of Class A Common beneficially owned by any of our company’s stockholders, including, with respect to Mr. Redmond, the Onex Stockholders.

Name and Address of Beneficial Owner (from Note 1 above)	Class A Common Assuming Full Conversion of A1 Preferred, A2 Preferred and A3 Preferred
	Shares	Percent
Trilliant Gaming Nevada Inc. (a) 161 Bay Street, Suite 4900 Toronto, Ontario Canada MSJ 2S1	9,137,721	75.4%
Wells Fargo Principal Investments, LLC (b) Attn: Nikhil Aggarwal 2450 Colorado Avenue, Suite 3000 Santa Monica, CA 90404-3575	1,272,135	10.5%
H/2 Special Opportunities L.P. and H/2 Special Opportunities Ltd. (c) c/o H/2 Capital Partners 680 Washington Boulevard,7th Floor Stamford, CT 06901	824,629	6.8%
Embassy & Co. 1555 N. Rivercenter Drive, Suite 302 Milwaukee, WI 53212-3958	100,000	*
Aozora Bank Ltd. Attn: Naoki Sawa 3-1 Kudan-Minami 1-Chrome Chiyoda-Ku 102-8660 Tokyo, Japan	110,000	*
DeBello Investors LLC c/o Wexford Capital LLC Attn: Dante Domenichelli 411 W. Putnam Avenue Greenwich, CT 06830-6261	135,016	1.1%
Federal Deposit Insurance Corporation Receiver/Community Bank of Nevada Attn: Lisa Gardner 8945 W. Russell Road, Suite 300 Las Vegas, NV 89148-1227	100,000	*
Pacific Investment Management Company LLC (d) Attn: Bank Loan Accounting 840 Newport Center Drive Newport Beach, CA 92660	100,000	*
Fidelity ADV Series I Fidelity Advisors Floating Rate High Income Fund c/o Fidelity Investments Attn: Bank Debt Custody 82 Devonshire Street 21D Boston, MA 02109-3605	48,650	*
State Street Bank & Trust (e) PO Box 5756 Boston, MA 02206-5756	29,772	*
Deutsche Bank (f) Attn: Nora Swithenbank, Shawn Powers, Vince Pham and Obaid Zubair 60 Wall Street New York, NY 10005-2858	37,761	*
Newcastle CDO IX I Ltd. c/o LaSalle Global Trust Services Attn: Michael C. McLoughlin 1345 Avenue of the Americas, Floor 20 New York, NY 10105-2203	30,000	*
Credit Suisse Candlewood Special Situations Master Fund Ltd. c/o CS Alternative Capital Inc. Attn: Peter Dowling 11 Madison Avenue New York, NY 10010-3643	26,906	*
Fifth Street Station LLC 505 5th Ave Ste 4100 Seattle, WA 98104-3281	21,252	*

Name and Address of Beneficial Owner (from Note 1 above)	Class A Common Assuming Full Conversion of A1 Preferred, A2 Preferred and A3 Preferred
	Shares	Percent
Atlantis Funding Ltd. c/o The Bank of New York Mellon Attn: Myrta Calvillo 601 Travis Street Houston, TX 77002-3001	16,082	*
US Bank NA (g) Attn: Brenna Sears and Jessica Clark 1 Federal Street, 3rd Floor Boston, MA 02110-2003	14,000	*
General Electric Pension Trust c/o GE Asset Management Incorporated Attn: Nancy Garofalo 3001 Summer Street, Suite 5 Stamford, CT 06905-4321	13,000	*
Ocean Trails CLO I c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*
Ocean Trails CLO II c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*
WG Horizons CLO I c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*
Whitehorse V Ltd. c/o Ethan Underwood 200 Crescent Court, Suite 1414 Dallas, TX 75201-6960	10,000	*
Wells Capital Management Attn: Will King 525 Market Street 10th Floor San Francisco, CA 94105-2718	9,592	*
Prospero CLO II BV c/o The Bank of New York Attn: Rawazba Boudiab 601 Travis Street Houston, TX 77002-3001	8,000	*
EMSEG & Co. c/o Wells Fargo & Bank MN NA PO Box 1450 WF 9919 Minneapolis, MN 55845	5,308	*
Cumberland II CLO Ltd. c/o The Bank of New York Trust Co. Attn: Nathan Hoffner 601 Travis St 17th Fl Houston, TX 77002-3001	5,000	*
Lehman Commercials Paper Inc. Attn: Julia Chang 1271 Avenue of the Americas 35th Floor New York, NY 10020-1401	5,000	*
Judy Mencher 505 Tremont St. Unit 705 Boston, MA 02116-6353	4,000	*
John Redmond 23 Painted Feather Way Las Vegas, NV 89135-7856	4,000	*
Michael Ribero 850 Arroyo Ct Palo Alto, CA 94306-3734	4,000	*
Total	12,101,824	100%

*	Represents holding percentage of less than 1%.

Notes

(a)
Consists of shares held by Onex Armenco Gaming I LP (1,881,088 shares of Class A Common, 382,623 shares of A1 Preferred, 284,823 shares of A2 Preferred and 179,501 shares of A3 Preferred), Onex Armenco Gaming II LP (130,600 shares of Class A Common, 14,589 shares of A1 Preferred, 10,755 shares of A2 Preferred and 7,042 shares of A3 Preferred), Onex Armenco Gaming III LP (69,661 shares of Class A Common,14,170 shares of A1 Preferred, 10,547 shares of A2 Preferred and 6,647 shares of A3 Preferred), Onex Armenco Gaming IV LP (44,725 shares of Class A Common,9,097 shares of A1 Preferred, 6,773 shares of A2 Preferred and 4,268 shares of A3 Preferred), Onex Armenco Gaming V LP (69,661 shares of Class A Common, 14,170 shares of A1 Preferred, 10,547 shares of A2 Preferred and 6,647 shares of A3 Preferred), Onex Armenco Gaming VI LP (39,010 shares of Class A Common, 7,935 shares of A1 Preferred, 5,906 shares of A2 Preferred and 3,722 shares of A3 Preferred), Onex Armenco Gaming VII LP (30,848 shares of Class A Common,6,274 shares of A1 Preferred, 4,671 shares of A2 Preferred and 2,943 shares of A3 Preferred), Onex Armenco Gaming IX LP (27,205 shares of Class A Common, 5,533 shares of A1Preferred, 4,119 shares of A2 Preferred and 2,596 shares of A3 Preferred) and Onex Armenco Gaming X LP (660,960 shares of Class A Common,134,442 shares of A1 Preferred, 100,078 shares of A2 Preferred and 63,071 shares of A3 Preferred) and Onex Armenco Gaming XI LP (69,661 shares of Class A Common, 14,170 shares of A1 Preferred, 10,547 shares of A2 Preferred and 6,647 shares of A3 Preferred). Trilliant Gaming Nevada Inc. (“Trilliant Gaming”) is the general partner of, and controls all voting and investment decision of, each of the Onex Armenco Gaming Entities. Each of Mr. Alex Yemenidjian, our Chairman, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming A stockholders agreement among Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming and, in turn, the securities of the Company owned by the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities were formed by entities affiliated with Onex Corporation. As a result, Trilliant Gaming and, in turn, Messrs. Yemenidjian, Duncanson and Schwartz, may be deemed to have beneficial ownership of the shares of Class A Common held by the Onex Armenco Gaming Entities, but disclaim beneficial ownership of shares held by parties other than these entities. Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(b)
Wells Fargo Principal Investments, LLC is a wholly-owned subsidiary of Wells Fargo & Company, or Wells Fargo, a diversified financial services company.  Wells Fargo may be deemed to have beneficial ownership of shares of our company held by Wells Fargo Principal Investments, LLC.

(c)
On May 4, 2011, H/2 Special Opportunities Ltd. transferred their 290,833 Class Common shares to H/2 Special Opportunities L.P.  H/2 Special Opportunities L.P. direct holdings of Class A Common totals 294,672 shares.  H/2 Special Opportunities Ltd. is wholly-owned by H/2 Opportunities L.P and maintains holdings of Preferred Stock totaling 529,957.  By virtue of his status as the managing member of H/2 SOGP LLC, which is the general partner of H/2 L.P,; Spencer Haber may be deemed to be the beneficial owner of the shares of our company held directly by H/2 Special Opportunities L.P., and H/2 Opportunities Ltd., which shares may also be deemed to be beneficially owned by H/2 SOGP LLC and H/2 Special Opportunities L.P.

(d)
Consists of shares of Class A Common held by Mayport CLO, Ltd. (10,000 shares), Pimco Floating Income Fund (50,000 shares), Pimco Cayman Bank Loan Fund (10,000 shares), Portolo CLO Ltd. (20,000 shares) and Southport CLO Ltd. (10,000 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(e)
Consists of shares held by Blazerman & Co. (5,000 shares of Class A Common and 333 shares of A2 Preferred), Cruiselake & Co. (840 shares of Class A2 Preferred), Deckship & Co. (7,500 shares of Class A Common) and Wateredge & Co. (7,500 shares of Class A Common and 1,270 shares of Class A Preferred). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(f)
Consists of shares of Class A Common held by Bridgeport CLO Ltd. (6,323 shares), Burr Ridge CLO Plus Ltd. (3,823 shares), Forest Creek CLO Ltd. (3,823 shares), Genesis CLO 2007-1 Ltd. (3,500 shares), Long Grove CLO Ltd. (5,000 shares), Market Square CLO Ltd. (3,823 shares), Marquette Park CLO Ltd. (3,823 shares), Rosemont CLO Ltd. (3,823 shares) and Schiller Park CLO Ltd. (3,823 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(g)
Consists of shares of Class A Common held by Veritas CLO I Ltd. (6,000 shares) and Veritas CLO II Ltd. (8,000 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

DESCRIPTION OF CAPITAL STOCK

As of the date of this Information Statement, our authorized capital stock of the Company presently consists of: 15,000,000 shares of Class A Common; 5,182,808 shares of non-voting Class B Common Stock (“Class B Common”); and 1,645,702 shares of Class A Preferred Stock.  At the close of business on September 24, 2012, only 4,579,151 shares of Class A Common Stock, 750,000 shares of A1 Preferred (convertible into an aggregate of 3,000,000 shares of Class A Common as of the record date), 545,702 shares of A2 Preferred (convertible into an aggregate of 2,182,808 shares of Class A Common Stock as of the record date), and 350,000 shares of A3 Preferred (convertible into an aggregate of 2,333,328 shares of Class A Common as of the record date) were outstanding and entitled to vote.

The following is a summary of material provisions of our capital stock.

Common Stock

Except as otherwise provided by our articles of incorporation or Nevada law, each holder of the Class A Common is entitled to one vote, in person or by proxy, for each share standing in such holder’s name on our stock transfer records. To the fullest extent permitted by law, holders of Class B Common shall not be entitled to vote on any matter submitted to a vote of our stockholders. Each share of Class A Common is convertible into a share of Class B Common, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events. Each share of Class B Common is convertible into a share of Class A Common, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events, provided that such conversion is in compliance with, and such holder has, all necessary approvals and licenses under all applicable gaming laws.

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends, after payment of dividends on our outstanding series of preferred stock. Our stockholders are entitled to share ratably in the assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of the A1 Preferred, 2A Preferred, 3A Preferred, or any other series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any other series of our preferred stock that may then be subject to compliance with the stockholders’ agreement, dated July 1, 2009 and applicable federal and state securities laws, including the Nevada Gaming Control Act, and our common stock may be transferred without any restrictions or limitations.

Warrants

Pursuant to the bankruptcy plan, we issued a warrant to purchase up to 664,122 shares of our Class B Common to Tropicana Entertainment, LLC (the “TE Warrant”). The TE Warrant is currently outstanding. The TE Warrant is exercisable by Tropicana Entertainment, LLC at any time on or prior to the earlier of (i) 5:00 p.m., New York City time, on July 1, 2013, or (ii) a date on which we sell, lease, transfer or otherwise dispose of substantially all of our property, assets or business, another person or entity acquires all or substantially all of our shares of common stock or we consolidate with or merge with or into another person or entity or enter into a business combination with another person. The exercise price per share for the TE Warrant is equal to (a) $66,412,373 plus interest accrued from and after July 1, 2009 at the rate of 15% per annum, compounded annually, divided by (b) 664,122.  In order to exercise the TE Warrant, Tropicana Entertainment, LLC is required to become a party to the Stockholders’ Agreement.

Preferred Stock

The Class A Preferred Stock constitutes a class of our preferred stock, consisting of an aggregate of 1,645,702 shares having a per share liquidation preference amount equal to the greater of (i) $100 plus the amount of accrued and unpaid dividends for any prior dividend periods; and (ii) an amount equal to the amount the holders of the Preferred Stock would have received upon liquidation, dissolution or winding up of the Company had such holders converted their shares of the Class A Preferred Stock into shares of our common stock immediately prior to such liquidation, dissolution or winding up.

Dividends on the Class A Preferred Stock are payable semi-annually in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $100 per share original purchase price plus the amount of cumulated and unpaid dividends for any prior dividend periods. Dividends on the Class A Preferred Stock are calculated at a rate of 12.5% per annum and are payable semi-annually in arrears, commencing in February 2010 for the A1 Preferred, October 2010 for the A2 Preferred and August 2011 for the A3 Preferred. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than 10 days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Any payment of a dividend will first be credited against the earliest cumulated but unpaid dividend due with respect to such share that remains payable.

Dividends on the Class A Preferred Stock are cumulative. If for any reason our board of directors does not declare a dividend on the Class A Preferred Stock for a particular dividend period, or if our board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will be calculated on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Class A Preferred Stock any dividend in excess of the dividends on the Class A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Stock. So long as the Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares that rank junior to the Class A Preferred Stock (other than dividends payable solely in common stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock unless all accrued and unpaid dividends on the Class A Preferred Stock for all past dividend periods are paid in full.  There have been no cash dividends declared on our preferred stock since we issued each preferred stock series. We do not intend to pay cash dividends on our preferred stock for the foreseeable future. Our current credit agreement prohibits us from declaring dividends as long as there is outstanding debt.

Each share of Class A Preferred Stock is convertible into shares of common stock. Each holder of the Class A Preferred Stock is entitled to convert any and all shares of such stock into shares of Class A Common or Class B Common (at the option of such holder) provided that the conversion of Class A Preferred Stock to Class A Common will not be permitted unless such conversion is in compliance with, and such holder has, all necessary approvals and licenses under all applicable gaming laws. The number of shares of Class A Common or Class B Common (at the option of such holder) that each Class A Preferred Stock can be converted into can be determined by dividing (i) the sum of the $100 per share original purchase price of the Preferred Stock and the amount of cumulated and unpaid dividends for any prior dividend periods by (ii) the conversion price at the time of the conversion. The initial conversion price is $25 for A1 Preferred and A2 Preferred and $15 for A3 Preferred. Each outstanding share of Class A Preferred Stock will automatically convert into a number of shares of Class A Common or Class B Common, as the case may be, upon any initial public offering of our common stock on a national stock exchange.

Subject to any preferences that may be granted to the holders of our preferred stock, each holder of common stock is entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

Each holder of the outstanding Class A Preferred is entitled to one vote for each share of Class A Common into which such holder’s shares of Class A Preferred would convert.  For the voting purposes, our Class A Common and Class A Preferred vote as one class.  When and if our Board authorizes additional Classes or Series of preferred stock, it will determine the extent of which such stock has voting power.

STOCKHOLDERS AGREEMENT

Introduction

On July 1, 2009, we entered into the Stockholders’ Agreement with all of our current stockholders and any other stockholder or option holder who becomes a party to the Stockholders’ Agreement by execution of a joinder agreement. This description, which summarizes the material terms of the Stockholders’ Agreement, is not complete. You should read the full text of the Stockholders’ Agreement, which was included as an exhibit in the Registration Statement filed on February 16, 2010.

Termination

The Stockholders’ Agreement shall terminate immediately prior to the closing of the earlier of a public offering of our company’s securities for aggregate gross proceeds of at least $100 million or the acquisition by a third party of either 50% or more of our then outstanding shares or all or substantially all of our assets. However, the registration rights contained in the Stockholders’ Agreement of our securities shall survive any such termination.

Transfer Restrictions

The Stockholders’ Agreement provides that holders of shares of our common and preferred stock may transfer those shares only if the transfer is made in compliance with the tag along and drag along rights described below and the transferee agrees to be bound by the terms of the Stockholders’ Agreement, provided that these limitations do not apply to transfers pursuant to or after our initial public offering in a public offering of our equity securities or in compliance with Rule 144 under the Securities Act. In addition, we will not recognize any transfer of our shares in violation of the Stockholders’ Agreement, in violation of applicable law, including federal securities laws and state securities or “blue sky” laws, or which requires us to register our common or preferred stock pursuant to Section 12(g)(1) of the Exchange Act as a result of our shares being held of record by 500 or more persons. Finally, for any transfer of our shares, the Stockholders’ Agreement provides that we may require the transferring stockholder to provide us with an opinion of counsel and certain representations and warranties to ensure compliance with applicable federal securities laws and state securities or “blue sky” laws and any other applicable laws.

Tag Along and Drag Along Rights

Tag Along Rights.  The Stockholders’ Agreement provides holders of shares of our common and preferred stock tag along rights with respect to any proposed transfer or series of related transfers of shares representing 30% or more of all of our outstanding shares of common and preferred stock. In any such proposed transfer, stockholders exercising their tag along rights have the right to sell a pro rata portion of their shares in the transfer.

If a transfer with respect to which tag along rights are exercised involves the sale of both common and preferred stock, the economic terms of the transfer must be the same on a per share basis, based upon the number of shares of common stock issuable upon the conversion of the preferred stock at the then-existing conversion price of the preferred stock. The tag along rights described above do not apply to transfers of shares of our common or preferred stock to certain affiliates of the transferring holder.

Drag Along Rights.  The Stockholders’ Agreement provides drag along rights whereby holders of a specified percentage of our outstanding common and preferred stock may cause all of our stockholders to participate in a drag along transaction. The agreement provides that the “specified percentage” is two-thirds at any time on or before July 1, 2014 and 50% at any time after July 1, 2014. A “drag along transaction” means a bona fide negotiated transaction or series of related transactions whereby:

●	50% or more of our outstanding shares of common stock are to be sold to a third party buyer;
●	all or substantially all of our assets are to be sold to a third party buyer; or
●	we are to be merged with or into, or consolidated with, a third party buyer.

In any drag along transaction, all of our stockholders shall be obligated to:

●
in the case of a sale of 50% or more of our outstanding shares of common stock, transfer a pro rata portion of their shares to the third party buyer on substantially the same terms and conditions as the stockholders initiating the sale and take all actions necessary to effect such transfer; or

●	in the case of a sale of assets or merger or consolidation of our company, execute and deliver all instruments and take all actions necessary to effect such transaction.

In furtherance of the drag along rights described above, each stockholder other than OCP I LP, Onex Corporation and their affiliates, or the Onex Stockholders, that beneficially owns less than 5% of our outstanding shares of common and preferred stock, has agreed to appoint our president and our treasurer as proxies to vote all of such stockholder’s shares in a manner consistent with the provisions described above and to grant each of our president and our treasurer such stockholder’s power of attorney to execute any agreements or documents required to effect a drag along transaction.

If any drag along transaction involves both shares of common and preferred stock, the economic terms of the transaction shall be the same on a per share basis, based upon the number of shares of common stock issuable upon the conversion of the preferred stock at the then-existing conversion price of the preferred stock. The drag along rights described above do not apply to transfers of shares of our common or preferred stock to certain affiliates of the transferring holder.

Board of Directors

Under the Stockholders’ Agreement, each stockholder is required to vote all voting shares such stockholder owns, or has voting control over, in such manner as from time to time as shall be necessary to ensure that the number of directors of our company is set and remains at five and that our board of directors is at all times comprised of the following persons:

●	our then serving chief executive officer, or the CEO Director;
●	so long as the Onex Stockholders beneficially own at least 10% of our outstanding shares, one individual designated by the Onex Stockholders and who need not be an independent director;
●
so long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, a second individual designated by the Onex Stockholders and who shall be an independent director; provided, however, that in the event Mr. Alex Yemenidjian ceases to be the CEO Director, this director need not be an independent director;

●	so long as the Onex Stockholders beneficially own at least 30% of our outstanding shares, a third individual designated by the Onex Stockholders and who shall be an independent director; and
●
so long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, an independent director designated by joint written agreement among each of our stockholders who is not an Onex Stockholder and is individually the beneficial owner of more than 5% of our outstanding shares, or if such stockholders cannot reach a joint written agreement, nominated by a group of our stockholders who are not Onex Stockholders and collectively beneficially own more than 5% of our outstanding shares and who receives a plurality of votes of our stockholders who are not Onex Stockholders until such time as another individual is designated pursuant to a joint written agreement.

The Stockholders’ Agreement defines an “independent director” as an individual who qualifies as an independent director under the rules promulgated under any national securities exchange on which our shares are listed or, so long as our shares are not listed, the rules promulgated by the New York Stock Exchange.

Company Restrictions

Certain Actions Requiring Stockholder Approval.    We may not take any of the following actions unless authorized to do so by the vote of more than two-thirds of our stockholders:

●
amend, repeal or modify our certificate of incorporation or bylaws, except when necessary to comply with gaming license laws or to implement an issuance of securities on or before May 5, 2012 unanimously approved by our board of directors;

●
sell, transfer or otherwise dispose of all or substantially all of our assets or merge or consolidate our company into another entity, unless in accordance with the drag along rights described above; or

●	liquidate, dissolve or wind up our company.

For purposes of approving the actions listed above or to the extent a stockholder vote is required by law, shares of our Class B Common shall be entitled to one vote per share and shall vote as a single class together with the holders of shares of our Class A Common and any other shares of our capital stock not otherwise carrying voting rights but granted voting rights by law.

Matters Requiring Unanimous Approval of our Board of Directors.  We may not take any of the following actions unless unanimously approved by our board of directors:

●	enter into or materially modify any contract or arrangement with any of our directors, officers or key employees or any owner of 1% or more of our outstanding capital stock;
●	sell or issue any shares of capital stock or rights to acquire shares of capital stock on or before May 5, 2012, except for:

*	issuances of securities in any recapitalization of our company, including through a stock split, exchange or conversion affecting all shares of our common stock proportionately;
*	issuances of securities to our officers, directors or employees under any equity incentive plan adopted by our board of directors;
*	the issuance by us of up to $125 million in gross proceeds of preferred stock, of which we have issued $75 million of Class A Preferred;
*	issuances upon the conversion of outstanding convertible securities of our company;
*	issuances pursuant to registered public offerings by our company;
*	issuances as consideration in an acquisition or merger transaction, excluding transactions with any affiliate of our company;
*	issuances of securities to any debt holder of our company in connection with non-equity financing transactions with persons not affiliated with our company; or
*	issuances of stock dividends paid to all holders of the relevant classes of our shares;

provided, however, that, notwithstanding the above, from and after July 1, 2011, we may issue shares of our capital stock upon the approval of a majority of our board of directors and the authorization of more than two-thirds of our stockholders entitled to vote on the matter; and, provided further, that in the case of any event or circumstance that will or may reasonably be anticipated to cause or result in an imminent default under any of our indebtedness that is reasonably likely to result in acceleration of such indebtedness, or the loss of or imposition of a limitation upon a license, permit or approval required for our business or the violation of any law, regulation or rule that could have a material adverse effect on our business, we may issue shares of our capital stock upon the approval of a majority of our board of directors and a majority of our stockholders in order to cure, avoid or mitigate the effects of such event or circumstance;

●
take any action that would require a stockholder that is not required to be licensed or found suitable by the applicable Nevada gaming authorities to be required to be licensed or found suitable, unless required as a result of a change in applicable law; or

●	voluntarily suspend or fail to make any filings required to maintain our qualification as a “publicly traded corporation” under Nevada Revised Statutes section 463.487.

Preemptive Rights.  The Stockholders’ Agreement grants our current stockholders preemptive rights to participate, on a pro rata basis, in any future issuance of additional shares of our capital stock or other securities convertible into shares of our capital stock. These preemptive rights do not apply to:

●	issuances of securities in any recapitalization of our company, including through a stock split, exchange or conversion affecting all shares of our common stock proportionately;
●	issuance of securities to our officers, directors or employees under any equity incentive plan adopted by our board of directors;
●	the issuance by us of up to $125 million in gross proceeds in preferred stock, of which we have issued $75 million of Class A Preferred;

●	issuances upon the conversion of outstanding convertible securities of our company;
●	issuances pursuant to registered public offerings by our company;
●	issuances as consideration in an acquisition or merger transaction, excluding transactions with any affiliate of our company;
●	issuances of securities to any debt holder of our company in connection with a non-equity financing transactions with persons not affiliated with our company; or
●	issuances of stock dividends paid to all holders of the relevant classes of our shares.

Our stockholders may not be afforded the right to exercise their preemptive rights where our board of directors determines that the delay caused by allowing our stockholders to exercise their preemptive rights would be reasonably likely to adversely affect our company.

Committees

The Stockholders’ Agreement provides that our board of directors shall form and maintain an audit committee, a nominating/governance committee and a compensation committee, which may be part of the nominating/governance committee. Each committee shall have three members selected from the members of our board of directors. So long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, they shall have the right to designate two members of each committee. So long as the Onex Stockholders own at least 10% of our outstanding shares, they shall have the right to designate one member of each committee.

Registration Rights

Shelf Registration.  The Stockholders’ Agreement provides that holders of 10% or more of our outstanding common stock, excluding the Onex Stockholders, may require us to register all of their shares through a shelf registration statement on Form S-3 under the Securities Act, at any time following our becoming eligible to register securities on Form S-3 under the Securities Act and our having available audited consolidated financial statements for the required fiscal years. Upon a request for shelf registration, we are required to prepare and file such registration statement promptly, and in any event within 60 days if filing on Form S-3 under the Securities Act or 90 days if filing on any other form, and use commercially reasonable efforts to cause it to be declared effective as promptly as reasonably practicable and to continuously maintain effectiveness. Our stockholders may make no more than two requests for shelf registration. In addition, at any time after we have available audited consolidated financial statements for the required fiscal years, holders of 10% or more of our outstanding common stock, excluding the Onex Stockholders, may request that we register all of their shares through a shelf registration statement on Form S-1 under the Securities Act, which request we shall consider in good faith but shall not be required to file or keep effective such shelf registration statement on Form S-1 under the Securities Act.

Underwritten Offerings.  Once we have the necessary audited financial statements, we shall be required to initiate and use commercially reasonable efforts to complete an initial public offering of our common stock upon the direction of a majority of our board of directors, the written request of two-thirds or more of our stockholders on or before July 1, 2014 or the written request of a majority of our stockholders following July 1, 2014; provided, however, that we will not be required to make any such registration if the aggregate gross proceeds of such initial public offering will be less than $100 million. Our company will include in such initial public offering all securities that are qualified to be included under the Stockholders’ Agreement. In addition, once we have the necessary audited financial statements, so long as the Onex Stockholders hold at least 10% of our outstanding shares, any Onex Stockholder may request that we effect a registration of some or all of the shares held by the Onex Stockholders, provided that this request may be made no more than five times by the Onex Stockholders.

Piggyback Rights.  If we propose to file a registration statement, including a shelf registration statement or pursuant to a request by the Onex Stockholders, then we are required to offer beneficial holders of 5% or more of our outstanding common stock the opportunity to register qualifying shares in such registration statement. These piggyback rights are subject to various conditions and limitations, including the rights of the underwriters of an offering to limit the number of registrable securities that may be included in the offering.

Gaming Laws and Blackout Periods.  Our company’s obligations to file a registration statement are subject to obtaining all necessary approvals and licensing under applicable gaming laws. Our obligations to file a registration statement pursuant to a request by stockholders or maintain a shelf registration statement are further subject to blackout periods, not to exceed 180 days, to the extent our board of directors determines necessary in the case of imminent or concurrent offering of our equity securities, a potential delay or interference with any proposed transaction by our company or our being in possession of material nonpublic information the disclosure of which would not be in our best interests.

Expenses.  We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions and transfer taxes, if any.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “Commission”).  These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street NE, Washington DC 20549.  Copies of such material may also be obtained from the Commission at prescribed rates.  The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s Edgar archives at http://sec.gov. Also, our periodic and current reports are posted on our web site at www.troplv.com under Investor Relations. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702)739-3530 or send a written request to the Company at Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: Investor Relations, and we will send a free copy to you.

By Order of the Board of Directors,

Alex Yemenidjian
Chairman of the Board, President
and Chief Executive Officer

October 12, 2012

EXHIBIT A

FORM OF

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

Tropicana Las Vegas Hotel and Casino, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: That pursuant to actions of the Board of Directors of the Company dated September 21, 2012, resolutions were duly adopted setting forth a proposed amendment of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent.  The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Certificate of Incorporation be amended by changing Article 4 thereof so that, as amended, Article 4 shall read as follows in its entirety:

“FOURTH:  The total number of shares of all classes of stock that this Corporation is authorized to issue is thirty five million forty nine thousand two hundred and two (35,049,202) shares, consisting of the following:

(A)  16,500,000 shares designated as Class A Common Stock, with one penny ($0.01) par value per share (“Class A Common Shares”);

(B)  16,500,000 shares designated as Class B Common Stock, with one penny ($0.01) par value per share (“Class B Common Shares” and together with the Class A Common Shares, “Common Shares”);

(C)  2,049,202 shares designated as Class A Preferred Stock, with one penny ($0.01) par value per share (“Preferred Shares”)

To the extent permitted by applicable law, each Class A Common Share shall be convertible into a Class B Common Share, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events, upon not less than five (5) days’ written notice delivered to the Corporation at its registered office by the holder of such Class A Common Share.

To the extent permitted by applicable law, each Class B Common Share shall be convertible into a Class A Common Share, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events, upon not less than five (5) days’ written notice delivered to the Corporation at its registered office by the holder of such Class B Common Share; provided, however, that, to the extent that (i) the conversion of any Class B Common Share would result in any individual, entity or association (each, a “Person”) having to be licensed or found suitable under applicable Gaming Laws or such conversion otherwise requires approvals under applicable Gaming Laws and (ii) such Person and/or conversion has not received all licenses and approvals required by the applicable Gaming Laws or been found suitable under the applicable Gaming Laws, the holder of such Class B Common Share shall not be entitled to convert such Class B Common Share.

If the conversion of any Common Share is in connection with the consummation of the initial public offering of the Company’s common stock on a national securities exchange, any subsequent public offering or any sale thereof, the conversion may, at the option of the holder tendering such Common Share for conversion, be conditioned upon the consummation of such initial public offering or subsequent public offering or the closing of such sale of such Common Share with the purchaser in such sale, as applicable, in which event such conversion of such Common Share shall not be deemed to have occurred until immediately prior to the consummation of such initial public offering or subsequent public offering or the closing of such sale, as applicable. With respect to the conversion of a Common Share conditioned upon a sale thereof, the Company shall be provided with reasonable evidence of such closing prior to effecting such conversion.

The Preferred Shares may be issued from time to time in one or more series, each of which series shall have such distinctive designations and number of shares as shall be fixed by the board of directors of the Corporation prior to the issuance of any shares thereof.  Each such series of Preferred Shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Shares as may be adopted from time to time by the board of directors of the Corporation prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.  Except to the extent otherwise provided in any resolution or resolutions providing for the issue of any series of Preferred Shares, the number of authorized Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Certificate of Incorporation and the rights of each holder of Common Shares and Preferred Shares shall be subject at all times to compliance with all legal requirements pursuant to which the Nevada Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board, possess regulatory, licensing, permit, approval or suitability authority with respect to gambling, gaming or casino activities conducted within Clark County, Nevada, including, specifically, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, the regulations of the Nevada Gaming Commission promulgated thereunder and the Clark County Code, all as amended from time to time (collectively, the “Gaming Laws”).

In all matters submitted to a vote of the stockholders of the Corporation, each holder of Class A Common Shares shall be entitled to one vote, in person or by proxy, for each Class A Common Share standing in such holder’s name on the stock transfer records of the Corporation. To the fullest extent permitted by law, holders of Class B Common Shares shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation.”

SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted acted by written consent, dated October [   ], 2012, to approve the adoption of that said amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Tropicana Las Vegas Hotel and Casino, Inc. has duly caused this certificate to be signed by Joanne M. Beckett, its Vice-President, General Counsel and Secretary, this ____ day of November 2012.

TROPICANA LAS VEGAS HOTEL AND CASINO, INC. By: ___________________________ Joanne M. Beckett Title: Vice-President, General Counsel and Secretary